UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 31, 2006

aQuantive, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	0-29361	91-1819567
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

821 Second Avenue, 18th Floor, Seattle, Washington		98104
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-816-8800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 8.01 Other Events.

Effective October 31, 2006, aQuantive, Inc., a Washington corporation ("aQuantive"), completed the acquisition of e-Crusade Marketing Company Ltd. and e-Crusade Holding Company Ltd., entities formed under the laws of Hong Kong, and a Wholly Foreign-Owned Enterprise formed under the laws of the PRC and located in Shanghai, PRC (collectively, the "e-Crusade Companies"), through the purchase of all of the outstanding shares of the e-Crusade Companies. The e-Crusade Companies are interactive marketing agencies based in Hong Kong and Shanghai and have approximately 40 employees. The e Crusade Companies will be operated as a subsidiary of Avenue A | Razorfish and will be reported within aQuantive's digital marketing services segment.

An initial payment of HKD 23 million (approximately US$3 million) was paid at closing as a nonrefundable advance on the earnout. aQuantive will also pay the selling shareholders an additional amount which will be calculated based on the e-Crusade Companies’ net asset value as of the closing. The purchase agreement also includes a future contingent payment which will be based on the e-Crusade Companies’ earnings before interest expense and income taxes ("EBIT") over a 4-year period through November 2010 (the "Earnout Period"). aQuantive will pay an advance on the earnout following the end of the second year of the Earnout Period. The earnout payment is capped and the final payment will be determined and become payable to the selling shareholders following the end of the Earnout Period if the specified EBIT goals are achieved.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

aQuantive, Inc.

November 6, 2006	By:	Linda Schoemaker

Name: Linda Schoemaker
Title: Senior VP and General Counsel